Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS;
ISSUES 2008 FULL YEAR OUTLOOK

        WEST BEND, WISCONSIN, March 3, 2008 – Gehl Company (NASDAQ GSM: GEHL), today reported 2007 income from continuing operations of $24.9 million, or $2.00 per diluted share, on net sales of $457.6 million, and fourth quarter income from continuing operations of $4.7 million, or $0.38 per diluted share, on net sales of $102.2 million.

        Net sales for full year 2007 were $457.6 million compared with $486.2 million for 2006, a decrease of 6%. Sales outside of the United States were $131.0 million, or 29% of total Company sales, for 2007, an increase of 31% versus 2006. Continuation of market share gains in the Company’s two primary product categories, skid loaders and telehandlers, strong agricultural markets and growth of the Company’s international distribution footprint partially offset the impact of weaker North American residential construction activity and lower capital investments by equipment rental companies.

        Although industry retail demand in North America for skid loaders and telehandlers was down 8% and 28%, respectively, for the full year 2007 compared to 2006, the Company’s retail performance continued to reflect market share gains in these two key product categories as its skid loader and telehandler retail settlements decreased only 3% and 9%, respectively.

        Gross margin improved to 22.6% for the full year 2007 compared to 21.5% in 2006. The increase was primarily driven by the favorable results the Company continued to achieve from enhanced supply chain management and investments in state-of-the-art manufacturing equipment. Selling, general and administrative expenses were $59.6 million during 2007 compared to $58.3 million in 2006. As a percent of net sales, selling, general and administrative expenses increased to 13.0% compared to 12.0% in the prior year, which reflected planned incremental increases in research and development and information technology projects that totaled $2.5 million. In addition, due to the weakening North American economy, the Company recorded an increase of $3.7 million in bad debt reserves on its non-securitized finance contract portfolio.

( M O R E )

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

        Net other expense was $5.5 million for 2007 compared to $3.9 million in 2006. The change reflects an increase in expected losses within the securitized finance contract portfolio, also a result of the weakening North American economy, of $2.6 million, partially offset by a decrease in other costs of selling finance contracts as a result of a $46.3 million decrease in the volume of finance contracts sold in 2007 compared to 2006.

        Income from continuing operations was $24.9 million, or $2.00 per share, in 2007 compared to $28.1 million, or $2.26 per diluted share, in 2006. This includes a decrease in the Company’s effective income tax rate to 33.2% in 2007 compared to 34.5% in 2006, reflecting a higher domestic manufacturing deduction and research and development credit.

        Net sales for the fourth quarter ended December 31, 2007 were $102.2 million, a decrease of 1% from the 2006 fourth quarter net sales of $103.6 million. Net sales remained solid in the quarter despite continued weakness in North American residential construction activity. The Company’s North American retail skid loader volume increased 12% during the fourth quarter of 2007 versus the same period of 2006, while the overall industry retail numbers increased 5% for the quarter. The Company’s telehandler retail demand declined 16% in the fourth quarter in an industry-wide market that declined over 24%.

( M O R E )

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

        Gross margin improved to 23.1% in the fourth quarter of 2007 compared to 20.9% in the fourth quarter of 2006. The increase was primarily driven by the favorable results the Company continued to achieve from its added supply chain resources and the favorable impact of changes in customer and product mix. These increases were partially offset by the impact of currency-related product cost increases and increased manufacturing spending.

        Operating expenses were 13.5% of net sales in the fourth quarter of 2007, up from 13.3% in the fourth quarter of 2006. The increase was primarily driven by $2.8 million of additional bad debt reserves on the Company’s non-securitized finance contract portfolio and the planned incremental increases in research and development and information technology projects that totaled $0.6 million in the quarter.

        Income from continuing operations was $4.7 million, or $0.38 per diluted share, for the fourth quarter of 2007 compared with income from continuing operations of $4.9 million, or $0.40 per diluted share, for the fourth quarter of 2006. This includes a decrease in the Company’s effective income tax rate to 26.9% in the fourth quarter of 2007 compared to 34.5% in 2006, reflecting a higher domestic manufacturing deduction and research and development credit.

        “We are pleased to report significant improvement in the Company’s performance in difficult domestic markets, as reflected by our continued market share gains,” said William D. Gehl, Chairman and Chief Executive Officer. “Gross margin expansion and the growth of our international sales are positive developments reflecting our global compact equipment strategy, investments in product research and development and continued emphasis on cost reductions.”

2008 Full Year Outlook

        The Company does not anticipate that North American housing conditions will improve appreciably in 2008. While the Company anticipates continued growth in the international markets, current forecasts anticipate that the North American compact equipment markets will decline 10% to 30% in 2008, varying by product category. The Company’s backlog as of February 22, 2008 of $95.9 million was up $56.3 million, or 142%, from the December 31, 2007 backlog level of $39.6 million.

( M O R E )

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

        Based on current 2008 market forecasts, current Company backlog position, new product acceptance rate, targeted market share gains and field inventory adjustments, the Company expects 2008 net sales to be in the range of $405 million to $425 million. The Company intends to continue to reduce North American field inventory levels in 2008 to position dealer inventory levels in advance of new product introductions in 2009. Gross margin in 2008 is expected to decline due to a change in product mix, increasing commodity costs, primarily steel, and lower production volumes compared to 2007. In addition, operating expenses will increase due to planned incremental investments in product research and development, information technology projects and programs designed to enhance dealer communication totaling approximately $3.2 million. The Company expects income per share from continuing operations of $0.95 to $1.20 in 2008. The Company anticipates generating operating cash flow of $40 million to $60 million driven by decreases in field and factory inventory.

Conference Call

        A conference call is scheduled for 1:00 p.m. CST on Monday, March 3, 2008. The call will review 2007 fourth quarter and annual results and discuss the Company’s 2008 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 700-5192 or (617) 213-8833 up to 15 minutes before the call begins. The passcode is 80698705. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Webcasts, and then selecting the 4th Quarter 2007 Financial Earnings Conference Call Webcast. An archive of the presentation will be available for one year after the call on the Company’s web site.  A telephonic replay of the conference call will be available beginning at 3:00 p.m. CST on March 3rd and will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay passcode is 85110939.

( M O R E )

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

Forward-Looking Statements

Gehl Company (the “Company” or “Gehl”) intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this release, words such as the Company “believes,” “anticipates,” “expects,” “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel and rubber) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for the future, including those listed in the “2008 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

( M O R E )

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

About Gehl Company

        Gehl Company (Nasdaq GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

(TABLES TO FOLLOW)

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share data)

	For the Fourth Quarter Ended		For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$102,185	$103,618	$457,612	$486,217
Cost of goods sold	78,566	81,949	354,393	381,813

Gross profit	23,619	21,669	103,219	104,404
Selling, general and administrative expenses	13,776	13,730	59,609	58,270

Income from operations	9,843	7,939	43,610	46,134
Interest expense	(1,366)	(872)	(4,714)	(3,646)
Interest income	839	1,290	3,942	4,309
Other expense, net	(2,930)	(824)	(5,489)	(3,929)

Income from continuing operations before income taxes	6,386	7,533	37,349	42,868
Provision for income taxes	1,718	2,598	12,400	14,790

Income from continuing operations	4,668	4,935	24,949	28,078
Income (loss) from discontinued operations, net of tax	(39)	(386)	(255)	(774)
Loss on disposal of discontinued operations, net of tax	(287)	(42)	(287)	(7,797)

Net income	$4,342	$4,507	$24,407	$19,507

Diluted net income (loss) per share:
from continuing operations	$0.38	$0.40	$2.00	$2.26
from discontinued operations	(0.03)	(0.03)	(0.04)	(0.69)

Total diluted net income per share	$0.35	$0.36	$1.96	$1.57

Weighted average number of common
shares and common stock equivalents	12,434	12,445	12,459	12,421
Basic net income (loss) per share:
from continuing operations	$0.38	$0.41	$2.05	$2.33
from discontinued operations	(0.03)	(0.04)	(0.04)	(0.71)

Total basic net income per share	$0.36	$0.37	$2.01	$1.62

Weighted average number of common
shares	12,190	12,115	12,148	12,051

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Cash	$10,349	$6,892
Accounts receivable - net	190,439	187,582
Finance contracts receivable - net	4,675	8,371
Inventories	49,093	48,649
Assets of discontinued operations - net	262	3,783
Deferred income taxes	8,849	9,128
Retained interest in sold finance contracts	47,730	20,318
Prepaid expenses and other current assets	4,723	6,310

Total current assets	316,120	291,033
Property, plant and equipment - net	35,510	32,415
Goodwill	11,748	11,748
Other assets	44,584	29,914

Total assets	$407,962	$365,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$108,559	$89,504
Long-term debt obligations	21,425	25,183
Other long-term liabilities	16,948	19,642
Total shareholders’ equity	261,030	230,781

Total liabilities and shareholders’ equity	$407,962	$365,110

Gehl Company
Gehl Company Reports Fourth Quarter and Full Year 2007 Reults;
Issues 2008 Full Year Outlook
March 3, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Year Ended
	December 31, 2007	December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,407	$19,507
Adjustments to reconcile net income to net cash
(used for) provided by operating activities:
Loss on discontinued operations (non-cash), net of taxes	--	5,916
Depreciation and amortization	4,576	4,553
Compensation expense for share based payments	1,906	1,605
Gain on sale of property, plant and equipment	(33)	(38)
Cost of sales of finance contracts	4,666	4,288
Deferred income taxes	(1,344)	(653)
Proceeds from the sales of finance contracts	145,784	207,821
Increase in finance contracts receivable	(149,019)	(186,188)
Increase in retained interest in sold finance contracts	(38,682)	(19,257)
(Decrease) increase in cash due to changes in:
Accounts receivable - net	421	(19,425)
Inventories	1,401	(4,057)
Accounts payable	(5,125)	(5,966)
Other	1,243	(168)

Net cash (used for) provided by operating activities	(9,799)	7,938
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(6,364)	(6,447)
Proceeds from the sale of property, plant and equipment	101	2,326
Other	17	(25)

Net cash used for investing activities	(6,246)	(4,146)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on revolving credit loans	(3,662)	(26,731)
Proceeds from other borrowings - net	24,845	22,239
Purchase of treasury shares	(2,283)	--
Proceeds from issuance of common stock	602	2,750

Net cash provided by (used for) financing activities	19,502	(1,742)
Net increase in cash	3,457	2,050
Cash, beginning of period	6,892	4,842

Cash, end of period	$10,349	$6,892